Filed pursuant to Rule 424(b)(5)

Registration No. 333-266748

PROSPECTUS SUPPLEMENT

(To Prospectus dated August 18, 2022)

1,375,000 Ordinary Shares

Pre-Funded Warrants to Purchase up to 1,656,250 Ordinary Shares

1,656,250 Ordinary Shares Underlying the Pre-Funded Warrants

We are offering 1,375,000 ordinary shares, no par value (“Ordinary Shares” or the “Shares”). The purchase price of each Share is $1.28. The Shares are being sold in this offering to an institutional investor under a securities purchase agreement dated December 26, 2023, between us and the investor. We are also offering on a “best efforts” basis pre-funded warrants to purchase up to 1,656,250 of our Ordinary Shares to the purchaser whose purchase of additional Shares in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 9.99% of our outstanding Ordinary Shares immediately following the consummation of this offering (the “Pre-Funded Warrants”). The purchase price of each Pre-Funded Warrant is equal to $1.279, which is equal to the sale price of the Shares less $0.001, the exercise price of each Pre-Funded Warrant. The Pre-Funded Warrants are immediately exercisable and may be exercised at any time until all of the Pre-Funded Warrants are exercised in full. This prospectus supplement also relates to the Ordinary Shares issuable upon the exercise of any Pre-Funded Warrants sold in this offering.

The Ordinary Shares are listed on the Nasdaq Capital Market under the symbol “IINN.” On December 22, 2023, the last reported sale price of the Ordinary Shares on the Nasdaq Capital Market was $1.19 per share. There is no established public trading market for the Pre-Funded Warrants, and we do not expect a market to develop. In addition, we do not intend to apply for a listing of the Pre-Funded Warrants on any national securities exchange or other nationally recognized trading system.

In a concurrent private placement (the “Private Placement”), we are also selling to the purchaser of Shares and Pre-Funded Warrants in this offering, warrants to purchase up to 3,031,250 of our Ordinary Shares, or the Private Placement Warrants. The Private Placement Warrants will have an exercise price of $1.28 per share, are exercisable immediately upon issuance and will remain exercisable for a period of 3.5 years from the issuance date. The Private Placement Warrants and the Ordinary Shares issuable upon exercise of the Private Placement Warrants are not being registered under the Securities Act of 1933, as amended (the “Securities Act”) are not being offered pursuant to this prospectus supplement and the accompanying prospectus, and are being offered pursuant to the exemption provided in Section 4(a)(2) under the Securities Act and Rule 506(b) promulgated thereunder.

On December 26, 2023, the aggregate market value of our outstanding Ordinary Shares held by non-affiliates was approximately $3.9 million based on 9,156,387 Ordinary Shares outstanding held by non-affiliates and a price per share of $1.28, the closing price of our Ordinary Shares on October 27, 2023. Pursuant to General Instruction I.B.5 of Form F-3, we may not sell securities registered on Form F-3 with a value more than one-third of the aggregate market value of our Ordinary Shares held by non-affiliates in any 12-month period, so long as the aggregate market value of our Ordinary Shares held by non-affiliates remains less than $75.0 million. As of the date hereof, we have been deemed to have sold approximately $3.9 million of our Ordinary Shares pursuant to General Instruction I.B.5 of Form F-3 during the prior 12 calendar month period that ends on, and includes, the date hereof and this offering.

We are an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012, and have elected to comply with certain reduced public company reporting requirements.

Investing in our Ordinary Shares involves a high degree of risk. See “Risk Factors” beginning on page S-5 of this prospectus supplement and in the documents incorporated by reference into this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

We have engaged H.C. Wainwright & Co., LLC (the “placement agent”), as our exclusive placement agent in connection with this offering. This offering is being conducted on a reasonable “best efforts” basis and the placement agent has no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of securities. We have agreed to pay the placement agent fees set forth in the table below and in the “Plan of Distribution” section beginning on page S-16 of this prospectus supplement.

	PER SHARE	PER PRE- FUNDED WARRANT	TOTAL
Offering price	$1.28	$1.279	$3,878,343.75
Placement agent fees(1)	$0.0896	$0.0896	$271,600
Proceeds to us (before expenses)	$1.1904	$1.1894	$3,606,743.75

(1)	We have agreed to pay the placement agent a placement agent’s fee equal to $271,600, or 7% of the aggregate purchase price of the Shares and Pre-Funded Warrants sold in this offering. See “Plan of Distribution” beginning on page S-16 of this prospectus supplement for a description of the compensation payable to the placement agent.

Delivery of the securities offered pursuant to this prospectus supplement and accompanying prospectus is expected to be made on or about December 28, 2023, subject to satisfaction of customary closing conditions.

H.C. Wainwright & Co.

Prospectus Supplement dated December 26, 2023

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus relates to part of a registration statement on Form F-3 that we have filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf registration process, we may sell the securities described in our base prospectus included in the shelf registration statement in one or more offerings up to a total aggregate offering price of $50,000,000. As of December 26, 2023, we have been deemed to have sold $3.9 million of our Ordinary Shares under that shelf registration statement. We sometimes refer to the Ordinary Shares as the “securities” throughout this prospectus.

This document contains two parts. The first part is this prospectus supplement, which describes the terms of this offering of the Ordinary Shares, and also adds, updates and changes information contained in the accompanying prospectus and the documents incorporated herein and therein by reference. The second part is the accompanying prospectus, which gives more general information about us, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, including the information incorporated by reference herein and therein. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus or any document filed prior to the date of this prospectus supplement and incorporated herein or therein by reference, the information in this prospectus supplement will control; provided, that if any statement in one of these documents is inconsistent with a statement in another document having a later date, the statement in the document having the later date modifies or supersedes the earlier statement. In addition, this prospectus supplement and the accompanying prospectus do not contain all of the information provided in the registration statement that we filed with the Securities and Exchange Commission (the “SEC”) that contains the accompanying prospectus (including the exhibits to the registration statement). For further information about us, you should refer to that registration statement, which you can obtain from the SEC as described elsewhere in this prospectus supplement under “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.” You may obtain a copy of this prospectus supplement, the accompanying prospectus and any of the documents incorporated by reference without charge by requesting it from us in writing or by telephone at the following address or telephone number: Inspira Technologies Oxy B.H.N. Ltd., 2 Ha-Tidhar St., Ra’anana, 4366504 Israel, Israel, Tel: +972 996 644 88.

You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with information that is different. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus, and you must not rely upon any information or representation not contained in or incorporated by reference into this prospectus supplement or the accompanying prospectus. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or solicitation of an offer to buy these securities in any circumstances under which the offer or solicitation is unlawful. We are offering to sell, and seeking offers to buy, our securities offered hereby only in jurisdictions where offers and sales are permitted. You should not assume that the information we have included in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date of this prospectus supplement or the accompanying prospectus, respectively, or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or of any of our securities. Our business, financial condition, results of operations and prospects may have changed since those dates.

In this prospectus, “we,” “us,” “our,” the “Company” and “Inspira” refer to Inspira Technologies Oxy B.H.N. Ltd.

Our reporting currency is the U.S. dollar and our functional currency is New Israeli Shekels. Unless otherwise expressly stated or the context otherwise requires, references in this prospectus to “NIS” are to New Israeli Shekels, , and references to “dollars” or “$” are to U.S. dollars.

S-ii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere or incorporated by reference into this prospectus supplement and the accompanying prospectus. This summary does not contain all of the information that you should consider before investing in our securities. You should carefully read the entire prospectus supplement and the accompanying prospectus, including the “Risk Factors” section, starting on page S-5 of this prospectus supplement and in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus, as well as the financial statements and notes thereto and the other information incorporated by reference herein and therein, before making an investment decision.

We are a specialty medical device company engaged in the research, development, manufacturing, and marketing of proprietary respiratory support technology that is intended to reduce the need for invasive mechanical ventilation, or IMV, which is the standard of care today for the treatment of acute respiratory failure. Although it may be sometimes lifesaving, IMV is associated with increased risks, costs of care, extended lengths of stay, frequent incidence of infections, ventilator dependence and mortality. Using our state-of-the-art respiratory support technology, our goal is to set a new standard of care and to provide patients with acute respiratory failure an opportunity to maintain spontaneous breathing and avoid the need for intubation, coma and various risks associated with the use of IMV. As part of our strategy to reach this goal, and in parallel to pursuing regulatory approvals, we are actively working to establish collaborations with strategic partners, globally ranked hospitals, medical device companies and distributors both for endorsement and early clinical adoption.  We plan to target intensive care units, or ICUs, general medical units, operating theaters, emergency medical services and small urban and rural hospitals, with the goal of making our solutions more accessible to millions of patients worldwide. We expect for these activities to support our strategy plan to reach market penetration and adoption of our respiratory support technology.

We are developing the following products:

The INSPIRATM ART500

The INSPIRA ART500 system (Augmented Respiratory Technology) (also known as the ART system or ART), described herein as the INSPIRA ART500, INSPIRA ART500 device or INSPIRA ART500 system, our flagship product, is a respiratory support technology targeting to utilize direct blood oxygenation to boost patient saturation levels within minutes while the patient is awake & spontaneously breathing. The aim of our products is to reduce the need for IMV with the potential to reduce risks, complications and high costs and potentially allowing for larger patient populations in and beyond ICU settings. The INSPIRA ART500 is being designed as a new intent of use for long-term (longer than 6 hours) respiratory support that provides assisted extracorporeal circulation and physiologic gas exchange (oxygenation and CO2 removal) of the patient’s blood in adults with acute respiratory failure, targeting to allow for treatment of patients while they are awake. The INSPIRA ART500 is being designed to potentially prevent the need for invasive mechanical ventilation, targeting acute respiratory failure patients in ICUs and general medical units. The next generation INSPIRA ART500 is expected to be submitted to the U.S. Food and Drug Administration, or FDA, for regulatory approval via the pre-market approval application or De Novo regulatory pathways.

The HYLATM Blood Sensor

The HYLA blood sensor, described herein as the HYLA or HYLA blood sensor, originally designed as a key and core technology for the INSPIRA ART500, is being developed also as a stand-alone device to be integrated or used in extracorporeal procedures. The HYLA is a non-invasive optical blood sensor designed to perform real-time and continuous blood measurements, potentially minimizing the need to take actual blood samples from patients. The HYLA’s measurements can assist physicians in the monitoring of patient’s clinical condition. The HYLA blood sensor is being designed as a clip-on sensor, attached to the outer walls of a blood tube, that may potentially reduce risks, complications, and costs. The HYLA blood sensor may have broad application potential, benefiting patients undergoing procedures such as cardiopulmonary bypass operations, Extracorporeal Membrane Oxygenation, or ECMO and Cardiopulmonary bypass, pending regulatory approvals.

The INSPIRATM ART100

The INSPIRA ART100 Device (previously referred to as the ALICE, Liby or ECLS system), described herein as the INSPIRA ART100, or the INSPIRA ART100 device, an advanced form of life support system better known by the medical industry as a cardiopulmonary bypass system, or CPB, is being designed for use in surgical procedures requiring cardiopulmonary bypass for 6 hours or less. The INSPIRA ART100 device is expected to be submitted to the FDA for 510k clearance, during the second half of 2023. The INSPIRA ART100is designed to be a new generation CPB system with potential advantages to medical device design with ergonomic configuration and intuitive user-centric software and display to increase functionality, as well as a large touchscreen with novel colorful graphical representation that increases the visibility and functionality of data displayed to the medical staff. The INSPIRA ART100 device is being designed to be lightweight and highly durable and will be equipped with long battery life to maximize its portability. The INSPIRA ART100device, designed as a CPB, shall be indicated for use in surgical procedures requiring cardiopulmonary bypass for 6 hours or less.

We have a goal to set a new standard of care in various areas of patient care. As part of our strategy to reach these goals, and in parallel to pursuing regulatory approvals, we are actively working to establish collaborations with strategic partners and globally ranked health centers to provide endorsement and clinical adoption for regional deployments of our respiratory support, heart-lung bypass, ECMO and blood monitoring products and technologies. We plan to target ICUs, general medical units, Operating theaters, emergency medical services and small urban and rural hospitals, with the goal of making our solutions more accessible to millions of patients.

Corporate Information

We are an Israeli corporation based in Ra’anana, Israel and were incorporated in Israel in 2018 under the name Clearx Medical Ltd. On April 10, 2018, our name was changed to Insense Medical Ltd. and on July 30, 2020, our name was changed to our current name, Inspira Technologies Oxy B.H.N. Ltd. Our principal executive offices are located at 2 Ha-Tidhar St., Ra’anana, 4366504 Israel. Our telephone number in Israel is 972 996 644 88. Our website address is www.inspira-technologies.com. The information contained on, or that can be accessed through, our website is not part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

THE OFFERING

Ordinary Shares offered by us	1,375,000 Ordinary Shares.

Per share offering price:	$1.28

Pre-Funded Warrants:	We are also offering Pre-Funded Warrants to purchase up to 1,656,250 of our Ordinary Shares to the purchaser whose purchase of additional Shares in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 9.99% of our outstanding Ordinary Shares immediately following the consummation of this offering. The purchase price of each Pre-Funded Warrant is equal to $1.279, which is equal to the purchase price of the Shares less $0.001, the exercise price of each Pre-Funded Warrant. The Pre-Funded Warrants are immediately exercisable and may be exercised at any time until all of the Pre-Funded Warrants are exercised in full. This offering also relates to the Ordinary Shares issuable upon exercise of any Pre-Funded Warrants sold in this offering.

Ordinary Shares outstanding prior to the offering	12,620,789 Ordinary Shares.

Ordinary Shares to be outstanding after this offering	15,652,039 Ordinary Shares (assuming full exercise of the Pre-Funded Warrants).

Use of proceeds

We intend to use the net proceeds from the sale of securities under this prospectus for general corporate purposes, which include financing our research and development, including human observational studies, system engineering and other regulatory approval processes ,business development marketing activities and implementation of our commercialization strategy.

See “Use of Proceeds” on page S-11 of this prospectus supplement.

Best Efforts:	We have agreed to issue and sell the securities offered hereby to the investors through the placement agent, and the placement agent has agreed to offer and sell such securities on a reasonable “best efforts” basis. The placement agent is not required to sell any specific number or dollar amount of the securities offered hereby, but will use its best efforts to sell such securities. See “Plan of Distribution” on page S-16 of this prospectus supplement.

Risk factors	Investing in the Ordinary Shares involves a high degree of risk. See “Risk Factors” beginning on page S-5 of this prospectus supplement and in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus for a discussion of the risks you should carefully consider before deciding to invest in the Ordinary Shares.

Nasdaq Capital Market symbol	Our Ordinary Shares are listed on the Nasdaq under the symbol “IINN.” We do not intend to apply for a listing of the Pre-Funded Warrants on any national securities exchange or other nationally recognized trading system.

Concurrent Private Placement:

In the concurrent Private Placement, we are also selling, to the purchaser of Shares and Pre-Funded Warrants in this offering, Private Placement Warrants to purchase up to 3,031,250 Ordinary Shares. The Private Placement Warrants will have an exercise price of $1.28 per share and are exercisable immediately upon issuance and will remain exercisable for a period of 3.5 years from the issuance date. The Private Placement Warrants and the Ordinary Shares issuable upon exercise of the Private Placement Warrants are not being registered under the Securities Act, are not being offered pursuant to this prospectus supplement and the accompanying prospectus, and are being offered pursuant to the exemption provided in Section 4(a)(2) under the Securities Act and Rule 506(b) promulgated thereunder.

Unless otherwise indicated, the number of Ordinary Shares outstanding prior to and after this offering is based on 12,620,789 Ordinary Shares outstanding as of December 26, 2023, and excludes the following as of such date:

●	462,800 Ordinary Shares issuable upon the exercise of options to directors, employees and consultants under our equity incentive plan, outstanding as of such date, with exercise prices ranging between NIS 0.37 (approximately $0.11) to NIS 0.97 (approximately $0.29) per share, and 29,400 Ordinary Shares issuable upon the exercise of options to consultants under our equity incentive plan, outstanding as of such date, with exercise price of $3.08. 444,164 of the total options were vested as of such date;

●	465,212 Restricted Share Unites, or RSUs, granted to directors, employees, and consultants under our equity incentive plan, none of which were vested as of such date;

●	71,638 Ordinary Shares reserved for future issuance under our equity incentive plan;

●	169,016 Ordinary Shares issuable upon the exercise of warrants issued to InSense Medical Pty Ltd. in connection with a certain termination agreement, with an exercise price of $5.50 per Ordinary Share;

●	795,832 Ordinary Shares issuable upon the exercise of warrants issued in connection with certain equity investment agreements, which we refer to as Simple Agreements for Future Equity, or SAFEs and an additional 3,247 Ordinary Shares issuable upon the exercise of warrants issued to promoters in connection with such SAFEs;

●	353,750 Ordinary Shares issuable upon the exercise of warrants issued in connection with a certain convertible loan, and an additional 13,340 Ordinary Shares issuable upon the exercise of warrants issued to promoters in connection with such convertible loan agreements; and

●	No exercise of warrants issued in the concurrent Private Placement and to the placement agent as compensation for this offering.

RISK FACTORS

Investing in our securities involves significant risks. Before making an investment decision, you should carefully consider the risks described below and in our most recent Annual Report on Form 20-F, and in our other SEC filings incorporated by reference into this prospectus supplement and the accompanying prospectus, and in any amendment or update thereto reflected in our subsequent filings with the SEC and incorporated by reference into this prospectus supplement and the accompanying prospectus, together with all of the other information appearing in this prospectus supplement or the accompanying prospectus or incorporated by reference herein or therein, including in light of your particular investment objectives and financial circumstances. The risks so described are not the only risks we face. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations and become material. Our business, financial condition and results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment. The discussion of risks includes or refers to forward-looking statements; you should read the explanation of the qualifications and limitations on such forward-looking statements discussed elsewhere in this prospectus supplement under the caption “Cautionary Statement Regarding Forward-Looking Statements” below.

Risks Related to this Offering

Since we have broad discretion in how we use the proceeds from this offering, we may use the proceeds in ways with which you disagree.

We intend to use the net proceeds of this offering for working capital and for other general corporate purposes, which include financing our operations, research and development, including human observational studies, system engineering and other regulatory approval processes, business development marketing activities and implementation of our commercialization strategy. Accordingly, our management will have significant flexibility in applying the net proceeds of this offering. You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used in ways with which you would agree. It is possible that the net proceeds will be invested in a way that does not yield us a favorable, or any, return. The failure of our management to use the net proceeds effectively could have a material adverse effect on our business, financial condition, operating results and cash flow.

You may experience future dilution as a result of future equity offerings.

In order to raise additional capital, we may in the future offer additional Ordinary Shares or other securities convertible into or exchangeable for Ordinary Shares at prices that may not be the same as the price per share in this offering. We may sell shares or other securities in any other offering at a price per share that is less than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing shareholders. The price per share at which we sell additional Ordinary Shares, or securities convertible or exchangeable into Ordinary Shares, in future transactions may be higher or lower than the price per share paid by investors in this offering.

Investors in this offering will incur immediate dilution from the offering price.

Because the price per Ordinary Share of the Ordinary Shares being offered is higher than the book value per share of the Ordinary Shares, you will incur immediate dilution in the net tangible book value of the Ordinary Shares you purchase in this offering. Accordingly, at the offering price of $1.28 per share, you will experience immediate and substantial dilution of $0.55 per Ordinary Share, with respect to the net tangible book value of the Ordinary Shares. See “Dilution” for a more detailed discussion of the dilution you will incur in this offering.

We may need additional financing in the future. We may be unable to obtain additional financing or if we obtain financing it may not be on terms favorable to us. You may lose your entire investment.

Based on our current plans, we believe our existing cash and cash equivalents, along with cash generated from this offering, will be sufficient to fund our operating expense and capital requirements for at least 12 months from the date of this prospectus supplement, although there is no assurance of this and we may need additional funds in the future. If our capital resources are insufficient to meet future capital requirements, we will have to raise additional funds. We may be unable to obtain additional funds through financing activities, and if we obtain financing it may not be on terms favorable to us. If we are unable to obtain additional funds on terms favorable to us, we may be required to cease or reduce our operating activities. If we must cease or reduce our operating activities, you may lose your entire investment.

The price of the Ordinary Shares may be volatile.

The market price of the Ordinary Shares has fluctuated in the past. Consequently, the current market price of the Ordinary Shares may not be indicative of future market prices, and we may be unable to sustain or increase the value of your investment in the Ordinary Shares.

We have never paid cash dividends on our share capital, and we do not anticipate paying any cash dividends in the foreseeable future.

We have never declared or paid cash dividends, and we do not anticipate paying cash dividends in the foreseeable future. Therefore, you should not rely on an investment in Ordinary Shares as a source for any future dividend income. Our board of directors has complete discretion as to whether to distribute dividends. Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors.

This offering is being conducted on a reasonable “best efforts” basis.

The placement agent is offering the Shares on a reasonable “best efforts” basis, and the placement agent is under no obligation to purchase any securities for its own account. The placement agent is not required to sell any specific number or dollar amount of securities in this offering but will use its best efforts to sell the securities offered in this prospectus supplement. As a reasonable “best efforts” offering, there can be no assurance that the offering contemplated hereby will ultimately be consummated.

There is no public market for the Pre-Funded Warrants being offered in this offering.

There is no established public trading market for the Pre-Funded Warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the Pre-Funded Warrants on any securities exchange or nationally recognized trading system. Without an active market, the liquidity of the Pre-Funded Warrants will be limited.

Holders of our Pre-Funded Warrants will have no rights as a shareholder until they acquire our Ordinary Shares.

Until you acquire our Ordinary Shares upon exercise of your Pre-Funded Warrants, you will have no rights with respect to our Ordinary Shares issuable upon exercise of your Pre-Funded Warrants. Upon exercise of your Pre-Funded Warrants, you will be entitled to exercise the rights of a shareholder only as to matters for which the record date occurs after the exercise date.

The Pre-Funded Warrants are speculative in nature.

The Pre-Funded Warrants offered hereby do not confer any rights of share ownership on their holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire Ordinary Shares at a fixed price. Specifically, commencing on the date of issuance, holders of the Pre-Funded Warrants may acquire the Ordinary Shares issuable upon exercise of such warrants at an exercise price of $1.28 per share. Moreover, following this offering, the market value of the Pre-Funded Warrants is uncertain and there can be no assurance that the market value of the Pre-Funded Warrants will equal or exceed their offering price.

Provisions of the Pre-Funded Warrants offered by this prospectus could discourage an acquisition of us by a third party.

Certain provisions of the Pre-Funded Warrants offered by this prospectus could make it more difficult or expensive for a third party to acquire us. The Pre-Funded Warrants prohibit us from engaging in certain transactions constituting “fundamental transactions” unless, among other things, the surviving entity assumes our obligations under the Pre-Funded Warrants. Further, the Pre-Funded Warrants provide that, in the event of certain transactions constituting “fundamental transactions,” with some exception, holders of such warrants will have the right, at their option, to require us to repurchase such Pre-Funded Warrants at a price described in such warrants. These and other provisions of the Pre-Funded Warrants offered by this prospectus could prevent or deter a third party from acquiring us even where the acquisition could be beneficial to you.

Risks Related to our Israeli Operations

Our principal executive offices, most of our research and development activities and other significant operations are located in Israel, and, therefore, our results may be adversely affected by political, economic and military instability in Israel, including the recent attack by Hamas and other terrorist organizations from the Gaza Strip and Israel’s war against them.

Our executive offices, corporate headquarters and principal research and development facilities are located in Israel. In addition, all of our officers and directors are residents of Israel. Accordingly, political, economic and military and security conditions in Israel and the surrounding region may directly affect our business. Any conflicts, political instability, terrorism, cyberattacks or any other hostilities involving Israel or the interruption or curtailment of trade between Israel and its present trading partners could adversely affect our operations. Ongoing and revived hostilities in the Middle East or other Israeli political or economic factors, could harm our operations.

In October 2023, Hamas terrorists infiltrated Israel’s border with the Gaza Strip and conducted a series of attacks on civilian and military targets. Hamas has also launched extensive rocket attacks on Israeli population and industrial centers located along Israel’s border with the Gaza Strip and in other areas within the State of Israel. These attacks have resulted in extensive deaths, injuries and kidnapping. Following the attack, Israel’s security cabinet declared war against Hamas and a military campaign against these terrorist organizations commenced in parallel to their continued rocket and terror attacks.

The intensity and duration of Israel’s current war against Hamas is difficult to predict, as are such war’s economic implications on the Company’s business and operations and on Israel’s economy in general. The potential deterioration of Israel’s economy, as a direct and indirect result of these events, may have a material adverse effect on the Company and its ability to effectively conduct its operations.

In connection with the Israeli security cabinet’s declaration of war against Hamas and possible hostilities with other organizations, several hundred thousand Israeli military reservists were drafted to perform immediate military service. Five (5) of our employees have been drafted. Three (3) of those employees have since returned from reserve duty, but there can be no guarantee that they will not be called in again. None of the employees called up holds a key position in our Company. Additional employees may be called up, for service in the current or future wars or other armed conflicts with Hamas, and such persons may be absent for an extended period of time. As a result, our operations may be disrupted by such absences, which in turn may materially and adversely affect our business, prospects, financial condition and results of operations.

Following the attack by Hamas on Israel, Hezbollah in Lebanon has also launched missile, rocket, and shooting attacks against Israeli military sites, troops, and towns in northern Israel. In response to these attacks, the Israel Defense Forces has carried out targeted strikes on sites belonging to Hezbollah in southern Lebanon. It is possible that other terrorist organizations, including Palestinian military organizations in the West Bank, as well as other hostile countries, such as Iran, will join the hostilities. Such hostilities may include terror and missile attacks. Any hostilities involving Israel or the interruption or curtailment of trade between Israel and its trading partners could adversely affect our operations and delay in project timelines. Any armed conflicts or political instability in the region would likely negatively affect business conditions with respect to fundraising and time to market. As of the date of this prospectus, we are not experiencing, and we do not anticipate any material change in our ability to operate in the field of research and development and our timelines regrading all of our projects in process remain the same.

The State of Israel and Israeli companies have been the subject of boycotts, divestment and sanctions in the past from state and non-state actors. These actions could expand in number and scope and may have an adverse impact on our operating results, financial condition or the expansion of our business.

The Israeli government has pursued extensive changes to Israel’s judicial system. In response to the foregoing developments, individuals, organizations and institutions, both within and outside of Israel, have voiced concerns that the proposed changes may negatively impact the business environment in Israel due in part to the reluctance of foreign investors to invest or transact business in Israel, increased volatility in foreign exchange rates involving the Israeli new shekel, downgrades in the credit rating of Israel, increased volatility in securities markets, and other changes in macroeconomic conditions. All of these risks have been compounded by the current war against Hamas. To the extent that any of these negative developments do occur, they may have an adverse effect on our business, our results of operations and our ability to raise additional funds, if deemed necessary by our management and board of directors.

The termination or reduction of tax and other incentives that the Israeli government provides to Israeli companies may increase our costs and taxes.

The Israeli government currently provides tax and capital investment incentives to Israeli companies, as well as grant and loan programs relating to research and development and marketing and export activities. In recent years, the Israeli government has reduced the benefits available under these programs and the Israeli governmental authorities may in the future further reduce or eliminate the benefits of these programs. We may take advantage of these benefits and programs in the future; however, there can be no assurance that such benefits and programs will be available to us. If we qualify for such benefits and programs and fail to meet the conditions thereof, the benefits could be canceled and we could be required to refund any benefits we might already have enjoyed and become subject to penalties. Additionally, if we qualify for such benefits and programs and they are subsequently terminated or reduced, it could have an adverse effect on our financial condition and results of operations.

We may be required to pay monetary remuneration to our Israeli employees for their inventions, even if the rights to such inventions have been duly assigned to us.

We enter into agreements with our Israeli employees pursuant to which such individuals agree that any inventions created in the scope of their employment are either owned exclusively by us or are assigned to us, depending on the jurisdiction, without the employee retaining any rights. A portion of our intellectual property has been developed by our Israeli employees during their employment for us. Under the Israeli Patent Law, 5727-1967, or the Patent Law, inventions conceived by an employee during the course of his or her employment and within the scope of said employment are considered “service inventions.” Service inventions belong to the employer by default, absent a specific agreement between the employee and employer otherwise. The Patent Law also provides that if there is no agreement regarding the remuneration for the service inventions, even if the ownership rights were assigned to the employer, the Israeli Compensation and Royalties Committee, or the Committee, a body constituted under the Patent Law, shall determine whether the employee is entitled to remuneration for these inventions. The Committee has not yet determined the method for calculating this Committee-enforced remuneration. While it has previously been held that an employee may waive his or her rights to remuneration in writing, orally or by conduct, litigation is pending in the Israeli labor court is questioning whether such waiver under an employment agreement is enforceable. Although our Israeli employees have agreed that we exclusively own any rights related to their inventions, we may face claims demanding remuneration in consideration for employees’ service inventions. As a result, we could be required to pay additional remuneration or royalties to our current and/or former employees, or be forced to litigate such claims, which could negatively affect our business.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and certain information incorporated by reference in this prospectus supplement and the accompanying prospectus contain “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the U.S. Securities Exchange Act of 1934, as amended, or the Exchange Act, and other securities laws. Forward-looking statements are often characterized by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” “intends” or “continue,” or the negative of these terms or other comparable terminology.

These forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, statements that contain projections of results of operations or of financial condition, expected capital needs and expenses, statements relating to the research, development, completion and use of our products, and all statements (other than statements of historical facts) that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future.

Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. We have based these forward-looking statements on assumptions and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate

Important factors that could cause actual results, developments and business decisions to differ materially from those anticipated in these forward-looking statements include, among other things:

●	our planned level of revenues and capital expenditures;

●	our available cash our ability to obtain additional funding;

●	our ability to market and sell our products;

●	our expectation regarding the sufficiency of our existing cash and cash equivalents to fund our current operations;

●	our ability to advance the development of our products and future potential product candidates;

●	our ability to commercialize our products and future potential product candidates and future sales of our products or any other future potential product candidates;

●	our assessment of the potential of our products and future potential product candidates to treat certain indications;

●	our planned level of capital expenditures and liquidity;

●	our plans to continue to invest in research and development to develop technology for new products;

●	our ability to maintain our relationships with suppliers, manufacturers, distributors, and other partners;

●	anticipated actions of the FDA, state regulators, if any, or other similar foreign regulatory agencies, including approval to conduct clinical trials, the timing and scope of those trials and the prospects for regulatory approval or clearance of, or other regulatory action with respect to our products or services;

●	the regulatory environment and changes in the health policies and regimes in the countries in which we intend to operate, including the impact of any changes in regulation and legislation that could affect the medical device industry;

●	our ability to meet our expectations regarding the commercial supply of our products and future product candidates;

●	our ability to retain key office holders;

●	our ability to internally develop new inventions and intellectual property;

●	the overall global economic environment;

●	the impact of competition and new technologies;

●	general market, political and economic conditions in the countries in which we operate;

●	the impact of competition and new technologies;

●	our ability to internally develop new inventions and intellectual property;

●	changes in our strategy; and

●	litigation.

These statements are only current predictions and are subject to known and unknown risks, uncertainties, and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from those anticipated by the forward-looking statements. We discuss many of these risks in this prospectus in greater detail under the heading “Risk Factors” and elsewhere in this prospectus. You should not rely upon forward-looking statements as predictions of future events.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Except as required by law, we are under no duty to update or revise any of the forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this prospectus.

USE OF PROCEEDS

We estimate the net proceeds to us from the sale of Shares this offering will be approximately $3.42 million, after deducting the placement agent fees and estimated offering expenses payable by us.

We intend to use the net proceeds from the sale of securities under this prospectus supplement for general corporate purposes, which include financing our operations, research and development, including human observational studies, system engineering and other regulatory approval processes, business development marketing activities and implementation of our commercialization strategy. The timing and amount of our actual expenditures will be based on many factors, and we cannot specify with certainty all of the particular uses of the net proceeds from this offering. Accordingly, our management will have significant discretion and flexibility in applying the net proceeds of this offering. We have no current commitments or binding agreements with respect to any material acquisition of or investment in any technologies, products or companies.

Pending our use of the net proceeds from this offering, we may invest the net proceeds of this offering in a variety of capital preservation investments, including but not limited to short-term, investment grade, interest bearing instruments and U.S. government securities.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our Ordinary Shares and do not anticipate paying any cash dividends in the foreseeable future. Payment of cash dividends, if any, in the future will be at the discretion of our board of directors and will depend on then-existing conditions, including our financial condition, operating results, contractual restrictions, capital requirements, business prospects and other factors our board of directors may deem relevant.

The Companies Law imposes further restrictions on our ability to declare and pay dividends. Under the Companies Law, we may declare and pay dividends only if, upon the determination of our board of directors, there is no reasonable concern that the distribution will prevent us from being able to meet the terms of our existing and foreseeable obligations as they become due. Under the Companies Law, the distribution amount is further limited to the greater of retained earnings or earnings generated over the two most recent years legally available for distribution according to our then last reviewed or audited financial statements, provided that the end of the period to which the financial statements relate is not more than six months prior to the date of distribution. In the event that we do not meet such earnings criteria, we may seek the approval of a court in order to distribute a dividend. The court may approve our request if it is convinced that there is no reasonable concern that the payment of a dividend will prevent us from satisfying our existing and foreseeable obligations as they become due.

DESCRIPTION OF THE SECURITIES WE ARE OFFERING

We are offering through this prospectus supplement and the accompanying prospectus (i) 1,3750,000 Ordinary Shares, and (ii) 1,656,250 Pre-Funded Warrants to purchase up to 1,656,250 of our Ordinary Shares. We are also registering the offer and sale of shares of our Ordinary Shares issuable from time to time upon exercise of the Pre-Funded Warrants offered hereby.

Ordinary Shares

The material terms and provisions of our Ordinary Shares are described in Exhibit 2.1 to our Annual Report on Form 20-F for the year ended December 31, 2022, filed with the SEC on March 31, 2023, which descriptions are supplemented as set forth below.

Pre-Funded Warrants Issued in This Offering

The following summary of certain terms and provisions of the Pre-Funded Warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by the provisions of, the Pre-Funded Warrants. You should carefully review the terms and provisions of the form of the Pre-funded Warrant for a complete description of the terms and conditions of the Pre-Funded Warrants.

The term “pre-funded” refers to the fact that the purchase price of our Ordinary Shares in this offering includes almost the entire exercise price that will be paid under the Pre-Funded Warrants, except for a nominal remaining exercise price of $0.001. The purpose of the Pre-Funded Warrants is to enable investors that may have restrictions on their ability to beneficially own more than 4.99% (or, upon election of the holder, 9.99%) of our outstanding Ordinary Shares following the consummation of this offering the opportunity to make an investment in the Company without triggering their ownership restrictions, by receiving Pre-Funded Warrants in lieu of our Ordinary Shares which would result in such ownership of more than 4.99% (or 9.99%), and receive the ability to exercise their option to purchase the shares underlying the Pre-Funded Warrants at such nominal price at a later date.

Duration and Exercise Price. The Pre-Funded Warrants offered hereby will entitle the holder thereof to purchase up to an aggregate of 1,656,250 of our Ordinary Shares at an exercise price of $0.001 per share, commencing immediately on the date of issuance until exercised in full.

Exercisability. The Pre-Funded Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of Ordinary Shares purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of such holder’s warrants to the extent that the holder would own more than 4.99% (or, at the election of the holder, 9.99%) of our outstanding Ordinary Shares immediately after exercise, except that upon notice from the holder to us, the holder may increase or decrease the amount of ownership of outstanding Ordinary Shares after exercising the holder’s Pre-Funded Warrants up to 9.99% of the number of Ordinary Shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Pre-Funded Warrants, provided that any increase in this limitation shall not be effective until 61 days after notice to us.

Cashless Exercise. In lieu of making the cash payment otherwise contemplated to be made to us upon the exercise of a Pre-Funded Warrant in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of Ordinary Shares determined according to a formula set forth in the Pre-Funded Warrant.

Exercise Price Adjustment. The exercise price of the Pre-Funded Warrants is subject to appropriate adjustment in the event of certain share dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our Ordinary Shares.

Fundamental Transaction. In the event of any fundamental transaction, as described in the Pre-funded Warrants and generally including any merger with or into another entity, sale of all or substantially all of our assets, tender offer or exchange offer, reclassification of our Ordinary Shares or acquisition of more than 50% of the voting power represented by our Ordinary Shares, then upon any subsequent exercise of a Pre-Funded Warrant, the holder will have the right to receive as alternative consideration, for each Ordinary Share that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, the number of Ordinary Shares of the successor or acquiring corporation or of our Company, if it is the surviving corporation, and any additional consideration receivable upon or as a result of such transaction by a holder of the number of Ordinary Shares for which the Pre-Funded Warrant is exercisable immediately prior to such event.

Transferability. In accordance with its terms and subject to applicable laws, a Pre-Funded Warrant may be transferred at the option of the holder upon surrender of the Pre-Funded Warrant to us together with the appropriate instruments of transfer and payment of funds sufficient to pay any transfer taxes (if applicable).

Fractional Shares. No fractional shares of Ordinary Shares will be issued upon the exercise of the Pre-Funded Warrants. Rather, the number of Ordinary Shares to be issued will, at our election, either be rounded up to the nearest whole number or we will pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price.

Exchange Listing. There is no established trading market for the Pre-Funded Warrants, and we do not expect a market to develop. In addition, we do not intend to apply for the listing of the Pre-Funded Warrants on any national securities exchange or other trading market. Without an active trading market, the liquidity of the Pre-Funded Warrants will be limited.

Rights as a Stockholder. Except as otherwise provided in the Pre-Funded Warrants or by virtue of such holder’s ownership of shares of our Ordinary Shares, the holder of a Pre-Funded Warrant does not have the rights or privileges of a holder of our Ordinary Shares, including any voting rights, until the holder exercises the Pre-Funded Warrant.

CAPITALIZATION

The following table sets forth our total liabilities and shareholders’ equity as of June 30, 2023:

●	on an actual basis; and

●	on an as adjusted basis to give additional effect to the sale of 3,031,250 Ordinary Shares (or equivalent) in this offering at an offering price of $1.28 per share, after deducting placement agent fees and estimated offering expenses payable by us.

The following table sets forth our capitalization and shareholders’ equity as of June 30, 2023 and should be read in conjunction with “Use of Proceeds,” our financial statements and related notes that are incorporated by reference into this prospectus supplement and the accompanying prospectus and the other financial information included or incorporated by reference into this prospectus supplement and the accompanying prospectus.

U.S. dollars in thousands	As of June 30, 2023 Actual	As of June 30, 2023 As Adjusted

Cash and cash equivalents	3,324	6,748
Deposits	5,643	5,643
Restricted cash	60	60
Financials liability at Fair Value	438	2,382
Shareholders’ equity (deficit):
Share capital and additional paid in capital	54,831	56,583
Foreign exchange reserve	(2,360)	(2,360)

Accumulated deficit	(44,919)	(45,191)
Total shareholders’ equity (deficit)	7,552	9,032
Total capitalization	10,840	14,264

The above discussion and table are based on 11,993,855 Ordinary Shares outstanding as of June 30, 2023, and excludes the following as of such date:

●	500,772 Ordinary Shares issuable upon the exercise of options to directors, employees and consultants under our equity incentive plan, outstanding as of such date, with exercise prices ranging between NIS 0.37 (approximately $0.12) to NIS 0.97 (approximately $0.29) per share, and 29,400 Ordinary Shares issuable upon the exercise of options to consultants under our equity incentive plan, outstanding as of such date, with exercise price of $3.08. 459,291 of the total options were vested as of such date;

●	1,067,305 RSUs granted to directors, employees, and consultants under our equity incentive plan, none of which were vested as of such date;

●	36,550 Ordinary Shares reserved for future issuance under our equity incentive plan;

●	169,016 Ordinary Shares issuable upon the exercise of warrants issued to InSense Medical Pty Ltd. in connection with a certain termination agreement, with an exercise price of $5.50 per Ordinary Share;

●	795,832 Ordinary Shares issuable upon the exercise of warrants issued in connection with certain equity investment agreements, which we refer to as SAFEs and an additional 3,247 Ordinary Shares issuable upon the exercise of warrants issued to promoters in connection with such SAFEs; and

●	353,750 Ordinary Shares issuable upon the exercise of warrants issued in connection with a certain convertible loan, and an additional 13,340 Ordinary Shares issuable upon the exercise of warrants issued to promoters in connection with such convertible loan agreements.

DILUTION

If you invest in our Ordinary Shares, you will experience immediate dilution to the extent of the difference between the offering price of the Ordinary Shares in this offering and the net tangible book value per Ordinary Share immediately after the offering.

Our net tangible book value per Ordinary Share is determined by dividing our total tangible assets, less total liabilities, by the actual number of outstanding Ordinary Shares. The net tangible book value of our Ordinary Shares as of June 30, 2023 was approximately $0.90 per share. Net tangible book value per share represents the amount of our total tangible assets less our total liabilities, divided by 11,993,855, the total number of Ordinary Shares outstanding at June 30, 2023.

After giving effect to the sale of 3,031,250 of our Ordinary Shares (or equivalent) in this offering at an offering price of $1.28 per share, and after deducting placement agent fees and estimated offering expenses payable by us, our as adjusted net tangible book value as of June 30, 2023 would have been approximately $10.9 million, or $0.763 per share. This amount represents an immediate increase in net tangible book value of $0.10 per share as a result of this offering and an immediate dilution of approximately $0.55 per share to investors purchasing Ordinary Shares in this offering.

The following table illustrates this dilution on a per Ordinary Share basis. The as adjusted information is illustrative only and will adjust based on the actual prices to the public, the actual number of Ordinary Shares sold, and other terms of the offering determined at the times our Ordinary Shares are sold pursuant to this prospectus. The Ordinary Shares sold in this offering, if any, will be sold from time to time at various prices.

Offering price per Ordinary Share		$1.28
Net tangible book value per Ordinary Share as of June 30, 2023	$0.63
Increase in net tangible book value per Ordinary Share attributable to investors purchasing Ordinary Shares in this offering	$0.10
As adjusted net tangible book value per Ordinary Share after offering		$0.73
Dilution per Ordinary Share to investors purchasing Ordinary Shares in the offering		$0.55

The above discussion and table are based on 11,993,855 Ordinary Shares outstanding as of June 30, 2023. To the extent that outstanding options or warrants are exercised, or we issue additional Ordinary Shares under our incentive equity plan, you may experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe that we have sufficient funds for our current and future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of those securities could result in further dilution to the holders of our Ordinary Shares and the Ordinary Shares.

PRIVATE PLACEMENT TRANSACTION

In a concurrent Private Placement, we are selling to purchaser of securities in this offering Private Placement Warrants to purchase up to 3,031,250 of our Ordinary Shares.

The Private Placement Warrants will have an exercise price of $1.28 per share and are exercisable immediately upon issuance and will remain exercisable for a period of three and one-half years from their issuance date.

The Private Placement Warrants and the Ordinary Shares issuable upon the exercise of the Private Placement Warrants are not being registered under the Securities Act, are not being offered pursuant to this prospectus supplement and the accompanying prospectus and are being offered pursuant to the exemption provided in Section 4(a)(2) under the Securities Act and Rule 506(b) promulgated thereunder. Accordingly, purchasers may only sell Ordinary Shares issued upon exercise of the Private Placement Warrants pursuant to an effective registration statement under the Securities Act covering the resale of those shares, an exemption under Rule 144 under the Securities Act or another applicable exemption under the Securities Act.

If a Fundamental Transaction (as defined in the Private Placement Warrants) occurs, then the successor entity will succeed to, and be substituted for us, and may exercise every right and power that we may exercise and will assume all of our obligations under the Private Placement Warrants with the same effect as if such successor entity had been named in the Private Placement Warrants itself. If holders of our Ordinary Shares are given a choice as to the securities, cash or property to be received in such a Fundamental Transaction, then the holder shall be given the same choice as to the consideration it would receive upon any exercise of the Private Placement Warrants following such a Fundamental Transaction. Additionally, as more fully described in the Private Placement Warrants, in the event of certain Fundamental Transactions, the holders of Private Placement Warrants will be entitled to receive consideration in an amount equal to the Black Scholes value of Private Placement Warrants on the date of consummation of such Fundamental Transaction.

A holder of Private Placement Warrants will not have the right to exercise any portion of its warrants if the holder, together with its affiliates, would beneficially own in excess of 4.99% at the election of the investor, of the number of our Ordinary Shares outstanding immediately after giving effect to such exercise, or the Beneficial Ownership Limitation; provided, however, that upon notice to us, the holder may increase or decrease the Beneficial Ownership Limitation, provided further that in no event shall the Beneficial Ownership Limitation exceed 9.99% and any increase in the Beneficial Ownership Limitation will not be effective until 61 days following notice of such increase from the holder to us.

The exercise price and number of the Ordinary Shares issuable upon the exercise of the Private Placement Warrants will be subject to adjustment for stock splits, reverse splits, and similar capital transactions, as described in the Private Placement Warrants.

PLAN OF DISTRIBUTION

We engaged H.C. Wainwright & Co., LLC (“Wainwright” or the “Placement Agent”) to act as our exclusive placement agent in connection with this offering. The Placement Agent is not purchasing or selling any securities offered by us in this offering, nor is it required to arrange for the purchase and sale of any specific number or dollar amount of such securities, other than to use its “reasonable best efforts” to arrange for the sale of such securities by us. Therefore, we may not sell all of securities being offered. The terms of this offering were subject to market conditions and negotiations between us, the Placement Agent and prospective investors. The Placement Agent will have no authority to bind us by virtue of the engagement letter. We have entered into a securities purchase agreement directly with the institutional investor who has agreed to purchase securities in this offering. We will only sell securities in this offering to investors who have entered into securities purchase agreements.

Delivery of the securities offered hereby is expected to take place on or about December 28, 2023, subject to satisfaction of certain closing conditions.

We have agreed to pay the Placement Agent (i) a cash fee equal to 7.0% of the aggregate gross proceeds of this offering, (ii) a management fee equal to 1.0% of the gross proceeds raised in this offering, (iii) a non-accountable expense allowance of $85,000, and (iv) $15,950 for the clearing expenses of the Placement Agent in connection with this offering.

We have also agreed to pay Wainwright a tail fee equal to the cash and warrant compensation in this offering if any investor who had been contacted by Wainwright in connection with this offering during the term of our engagement of Wainwright, provides us with capital in any offering during the 12-month period following expiration or termination of our engagement of Wainwright, subject to certain exceptions.

The following table shows the per share and total placement agent fees we will pay to the Placement Agent in connection with the sale of Ordinary Shares and Pre-funded Warrants pursuant to this prospectus supplement and the accompanying prospectus, assuming the purchase of all Ordinary Shares and Pre-funded Warrants offered hereby. Wainwright is also acting as the placement agent for the private placement transaction.

	Per Share	Per Pre-funded Warrant	Total
Offering price	$1.28	$1.279	$3,878,343.75
Placement agent fees	$0.0896	$0.0896	$271,600.00
Proceeds to us, before expenses	$1.1904	$1.1894	$3,606,743.75

We estimate the total expenses of this offering paid or payable by us will be approximately $454,000. After deducting the fees due to the placement agent and our estimated expenses in connection with this offering, we expect the net proceeds from this offering will be approximately $3.42 million.

Subsequent Equity Sales

Under the terms of the securities purchase agreement, from the date of such agreement until 15 days after the closing of this offering, neither we nor any subsidiary shall (i) issue, enter into any agreement to issue or announce the issuance or proposed issuance of any Ordinary Shares or Ordinary Share equivalents, or (ii) file any registration statement or prospectus, or any amendment or supplement thereto, subject to certain exceptions.

We have also agreed under the terms of the securities purchase agreement, until six months after the closing of this offering, not to (i) issue or sell any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive, additional Ordinary Shares either (A) at a conversion price, exercise price or exchange rate or other price that is based upon, and/or varies with, the trading prices of or quotations for the Ordinary Shares at any time after the initial issuance of such debt or equity securities or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to our business or the market for our Ordinary Shares or (ii) enter into, or effect a transaction under, any agreement, including, but not limited to, an equity line of credit or an “at-the-market offering”, subject to certain exceptions.

Placement Agent Warrants

In addition, we have agreed to issue to the Placement Agent, or its designees, at the closing of this offering, warrants to purchase 7.0% of the number of shares of our Ordinary Shares (and Ordinary Shares underlying the Pre-funded Warrants) sold in this offering (or warrants to purchase up to 212,188 shares of our Ordinary Shares). Such warrants will have substantially the same terms as the Private Placement Warrants being sold and issued in the private placement, except that the Placement Agent’s warrants will have an exercise price equal to 125% of the offering price per share (or $1.60 per share). Neither the Placement Agent’s warrants nor the shares of our Ordinary Shares issuable upon exercise thereof are being registered hereby.

Indemnification

We have agreed to indemnify the Placement Agent against certain liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in our engagement letter with the Placement Agent. We have also agreed to contribute to payments the Placement Agent may be required to make in respect of such liabilities.

Right of First Refusal

We have also granted Wainwright, subject to certain exceptions, a right of first refusal for a period of twelve (12) months following the closing of this offering to act as sole book-running manager, sole underwriter or sole placement agent for each and every future debt financing or refinancing and public or private equity offering by us.

Other Relationships

From time to time, Wainwright may provide in the future various advisory, investment and commercial banking and other services to us in the ordinary course of business, for which they have received and may continue to receive customary fees and commissions. However, except as disclosed in this prospectus supplement, we have no present arrangements with Wainwright for any further services.

Regulation M Compliance

The Placement Agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by it and any profit realized on the sale of our Ordinary Shares offered hereby by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. The Placement Agent will be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of our securities by the Placement Agent. Under these rules and regulations, the Placement Agent may not (i) engage in any stabilization activity in connection with our securities; and (ii) bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until they have completed their participation in the distribution.

Transfer Agent and Registrar

The transfer agent and registrar for our Ordinary Shares is Equiniti Trust Company, LLC (“EQ”).

Trading Market

Our Ordinary Shares is listed on the Nasdaq Capital Market under the symbol “IINN.” We do not intend to apply for listing of the Pre-funded Warrants or the Warrants on any securities exchange or other nationally recognized trading system.

LEGAL MATTERS

Certain legal matters concerning this offering will be passed upon for us by Sullivan & Worcester LLP, New York, New York. Certain legal matters with respect to the legality of the issuance of the securities offered by this prospectus and other legal matters concerning this offering relating to Israeli law will be passed upon for us by Sullivan & Worcester Tel Aviv (Har-Even & Co.), Tel Aviv, Israel.

EXPERTS

The financial statements as of December 31, 2022 and 2021 and for each of the three years in the period ended December 31, 2022, incorporated by reference into this prospectus and in the registration statement have been so incorporated in reliance on the report of Ziv Haft, a member firm of BDO, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus supplement and the accompanying prospectus are part of a registration statement on Form F-3 filed by us with the SEC under the Securities Act. As permitted by the rules and regulations of the SEC, this prospectus supplement and the accompanying prospectus do not contain all the information set forth in the registration statement and the exhibits thereto filed with the SEC. For further information with respect to us and the Ordinary Shares offered hereby, you should refer to the complete registration statement on Form F-3, which may be obtained from the locations described above in the immediately preceding paragraph. Statements contained in this prospectus supplement, the accompanying prospectus supplement or any document incorporated by reference herein or therein about the contents of any contract or other document are not necessarily complete. If we have filed any contract or other document as an exhibit to the registration statement or any other document incorporated by reference in the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract or other document is qualified in its entirety by reference to the actual document.

You may read and copy the registration statement, including the related exhibits and schedules, and any document we file with the SEC without charge at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, DC 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains an Internet website that contains reports and other information regarding issuers that file electronically with the SEC. Our filings with the SEC are also available to the public through the SEC’s website at www.sec.gov.

We are subject to the information reporting requirements of the Exchange Act that are applicable to foreign private issuers, and under those requirements are filing reports with the SEC. Those other reports or other information may be inspected without charge at the locations described above. As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we are required to file with the SEC, within 120 days after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm, and will submit to the SEC, on Form 6-K, unaudited interim financial information.

We maintain a corporate website at www.inspira-technologies.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference. We will post on our website any materials required to be so posted on such website under applicable corporate or securities laws and regulations, including, posting any XBRL interactive financial data required to be filed with the SEC and any notices of general meetings of our shareholders.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and information we file later with the SEC will automatically update and supersede this information. The information incorporated by reference is considered to be part of this prospectus and information we file later with the SEC will automatically update and supersede this information. The following documents filed with or furnished to the SEC by us are incorporated by reference in this prospectus supplement and the accompanying prospectus:

●	Our Annual Report on Form 20-F for the fiscal year ended December 31, 2022, filed with the SEC on March 31, 2023;

●	Our Reports on Form 6-K furnished on January 23, 2023 (with respect to the first four and the sixth and seventh paragraphs, and the section titled “Forward-Looking Statements”), February 6, 2023, February 13, 2023, March 22, 2023, April 4, 2023 (with respect to the first paragraph, the sections titled Financial results for the twelve months ended December 31, 2022,” “Financial results for the three months ended December 31, 2022,” “Balance Sheet Highlights,” “Forward-Looking Statements” and the financial statements in Exhibit 99.1), April 4, 2023, May 11, 2023 (with respect to the first, third and fourth paragraphs and the section titled “Forward-Looking Statements”), May 16, 2023 (with respect to the first and third paragraphs and the section titled “Forward-Looking Statements”), May 18, 2023 (with respect to first paragraph and the sections titled “Highlights,” “Financial Results for the Three Months Ended March 31, 2023,” “Balance Sheet Highlights,” and “Forward-Looking Statements”), May 30, 2023 (with respect to the first through third paragraphs and the section titled “Forward-Looking Statements”), June 15, 2023 (with respect to the fourth paragraph and the section titled “Forward-Looking Statements” in Exhibit 99.1); July 19, 2023 (with respect to the first two and the last two paragraphs and the section titled “Forward-Looking Statements”), July 24, 2023 (with respect to the first and third paragraphs) August 9, 2023 (with respect to the first two paragraphs), August 10, 2023 (with respect to first three paragraphs, the sections titled “Financial Results for the six months ended June 30, 2023,” “Financial highlights for the three months ended June 30, 2023,” “Balance Sheet Highlights,” the “Forward-Looking Statement Disclaimer” and the financial statements in Exhibit 99.1); August 29, 2023 (with respect to the first three paragraphs and the section titled “Forward-Looking Statement Disclaimer” in Exhibit 99.1); September 13, 2023 (with respect to the first three paragraphs and the section titled “Forward-Looking Statement Disclaimer” in Exhibit 99.1); September 28, 2023 (with respect to the first three paragraphs and the section titled “Forward-Looking Statement Disclaimer” in Exhibit 99.1); October 10, 2023 (with respect to the IFRS financial statements attached as Exhibit 99.1); October 10, 2023 (with respect to the first four paragraphs and the section titled “Forward-Looking Statement Disclaimer” in Exhibit 99.1); October 24, 2023 (with respect to the first four paragraphs and the section titled “Forward-Looking Statement Disclaimer” in Exhibit 99.1); October 25, 2023 (with respect to the first three paragraphs and the section titled “Forward-Looking Statement Disclaimer” in Exhibit 99.1); November 7, 2023; November 13, 2023; November 16, 2023 (with respect to the first two paragraphs, the sections “Financial Results for the Nine Months Ended September 30, 2023,” “Financial highlights for the three months ended September 30, 2023,” “Balance Sheet highlights” and “Forward-Looking Statement Disclaimer” in Exhibit 99.1); November 22, 2023; November 29, 2023; December 11, 2023 and December 26, 2023; and

●	The description of our securities contained in Exhibit 2.1 to our Annual Report on Form 20-F for the fiscal year ended December 31, 2022, filed with the SEC on March 31, 2023.

All subsequent Annual Reports filed by us pursuant to the Exchange Act on Form 20-F prior to the termination of this offering shall be deemed to be incorporated by reference to this prospectus supplement and the accompanying prospectus and to be a part hereof and thereof from the date of filing of such documents. We may also incorporate any Form 6-K subsequently submitted by us to the SEC prior to the termination of this offering by identifying in such Forms 6-K that they are being incorporated by reference herein and in the accompanying prospectus, and any Forms 6-K so identified shall be deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus and to be a part hereof from the date of submission of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein and in the accompanying prospectus shall be deemed to be modified or superseded for purposes of this prospectus supplement and the accompanying prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein and in the accompanying prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement or the accompanying prospectus.

The information we incorporate by reference is an important part of this prospectus supplement and the accompanying prospectus, and later information that we file with the SEC that is incorporated by reference will automatically update and supersede the information contained in this prospectus supplement and the accompanying prospectus.

We will provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to us at 2 Ha-Tidhar St., Ra’anana, 4366504 Israel, Tel: +972-996-64488; Attention: Chief Financial Officer.

PROSPECTUS

$50,000,000

Inspira Technologies Oxy B.H.N. Ltd.

Ordinary Shares

Warrants

Units

We may offer and sell from time to time in one or more offerings up to the total amount of $50,000,000 of our ordinary shares, no par value, or the Ordinary Shares, warrants or units comprising a combination of Ordinary Shares and warrants. We refer to the Ordinary Shares, the Warrants, and the Ordinary Shares issued or issuable upon exercise of the Warrants, collectively, as the securities. Each time we sell securities pursuant to this prospectus, we will provide in a supplement to this prospectus the price and any other material terms of any such offering. We may also authorize one or more free writing prospectuses to be provided to you in connection with each offering. Any prospectus supplement and related free writing prospectuses may also add, update or change information contained in the prospectus. You should read this prospectus, any applicable prospectus supplement and related free writing prospectuses, as well as the documents incorporated by reference or deemed incorporated by reference into this prospectus, carefully before you invest in the securities.

Our Ordinary Shares and IPO Warrants are listed on the Nasdaq Capital Market, or Nasdaq, under the symbols “IINN” and “IINNW,” respectively. On August 1, 2022, the last reported sale price of our Ordinary Shares and IPO Warrants on Nasdaq was $1.77 per share and $0.2201 per warrant, respectively.

On August 1, 2022, the aggregate market value of our Ordinary Shares held by non-affiliates was approximately $14,900,000, based on 8,433,976 Ordinary Shares outstanding and a per share price of $1.77 based on the closing sale price of our Ordinary Shares on July 29, 2022. We have not offered any securities pursuant to General Instruction I.B.5 on Form F-3 during the prior 12 calendar month period that ends on and includes the date of this prospectus.

We are an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and are subject to reduced public company reporting requirements.

Investing in the securities involves a high degree of risk. Risks associated with an investment in the securities will be described in any applicable prospectus supplement and are and will be described in certain of our filings with the Securities and Exchange Commission, or SEC, as described in “Risk Factors” beginning on page 2.

The securities may be sold directly by us to investors, through agents designated from time to time or to or through underwriters or dealers, or through a combination of such methods, on a continuous or delayed basis. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” in this prospectus. If any agents or underwriters are involved in the sale of the securities with respect to which this prospectus is being delivered, the names of such agents or underwriters and any applicable fees, commissions, discounts and over-allotment options will be set forth in a prospectus supplement. The price to the public of the securities and the net proceeds that we expect to receive from such sale will also be set forth in a prospectus supplement.

Neither the SEC nor any state or other securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 18, 2022

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-3 that we filed with the SEC utilizing a “shelf” registration process. Under this shelf registration process, we may offer from time to time up to an aggregate of $50,000,000 of the Ordinary Shares, warrants or units comprising a combination of Ordinary Shares and warrants in one or more offerings. We sometimes refer to the Ordinary Shares, warrants and units as the “securities” throughout this prospectus.

Each time we sell securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of such offering. We may also authorize one or more free writing prospectuses to be provided to you in connection with such offering. The prospectus supplement and any related free writing prospectuses may also add, update or change information contained in this prospectus. You should read carefully both this prospectus, the applicable prospectus supplement, the documents incorporated by reference into this prospectus and any related free writing prospectus together with additional information described below under “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” before buying the securities being offered.

This prospectus does not contain all of the information provided in the registration statement that we filed with the SEC. For further information about us or the securities, you should refer to that registration statement, which you can obtain from the SEC as described below under “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

You should rely only on the information contained or incorporated by reference in this prospectus, a prospectus supplement and related free writing prospectuses. Neither we, nor any agent, underwriter or dealer has authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus and the accompanying prospectus supplement or related free writing prospectuses is accurate on any date subsequent to the date set forth on the front of the document or that any information that we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates.

In this prospectus, “we,” “us,” “our,” the “Company” and “Inspira” refer to Inspira Technologies Oxy B.H.N. Ltd.

All trademarks or trade names referred to in this prospectus are the property of their respective owners. Solely for convenience, the trademarks and trade names in this prospectus are referred to without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend the use or display of other companies’ trademarks and trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

Our reporting currency is the U.S. dollar and our functional currency is New Israeli Shekels. Unless otherwise expressly stated or the context otherwise requires, references in this prospectus to “NIS” are to New Israeli Shekels, references to A$ are to Australian dollars, and references to “dollars” or “$” are to U.S. dollars.

This prospectus includes statistical, market and industry data and forecasts which we obtained from publicly available information and independent industry publications and reports that we believe to be reliable sources. These publicly available industry publications and reports generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy or completeness of the information. Although we believe that these sources are reliable, we have not independently verified the information contained in such publications.

We report under International Financial Reporting Standards, or IFRS, as issued by the International Accounting Standards Board, or the IASB. None of the financial statements were prepared in accordance with generally accepted accounting principles in the United States.

ii

ABOUT OUR COMPANY

We are a groundbreaking respiratory support technology company in the medical device industry engaged in the research, development, manufacturing related activities, and go to market activities of proprietary products and technologies.

We are developing the following products:

The INSPIRA ART500

The INSPIRA ART500 device (previously/also known as the, ART500 or ART), described herein as the “INSPIRA ART500,” “INSPIRA ART500 device” or “INSPIRA ART500 system.” The INSPIRA ART500 (Augmented Respiratory Technology) is a respiratory support technology targeting to utilize direct blood oxygenation to boost patient saturation levels within minutes while the patient is awake & spontaneously breathing. The aim is to reduce the need for invasive mechanical ventilation, or IMV, with the potential to reduce risks, complications and high costs and potentially allowing for larger patient populations in and beyond ICU settings. The INSPIRA ART500 is being designed as a new intent of use for long-term (longer than 6 hours) respiratory support that provides assisted extracorporeal circulation and physiologic gas exchange (oxygenation and CO2 removal) of the patient’s blood in adults with acute respiratory failure, targeting to allow for treatment of patients while they are awake. The INSPIRA ART500 is being designed to potentially prevent the need for invasive mechanical ventilation, targeting acute respiratory failure patients in intensive care units, or ICUs, and general medical units.

The HYLA Blood Sensor

The HYLA blood sensor is a non-invasive optical blood sensor designed to perform real-time and continuous blood measurements, potentially minimizing the need to take actual blood samples from patients. The HYLA’s measurement can assist physicians in the monitoring of patient’s clinical condition.

The HYLA blood sensor is being designed as a clip-on sensor, attached to the outer walls of a blood tube, that may potentially reduce risks, complications, and costs. The HYLA blood sensor may have broad application potential, benefiting patients undergoing procedures such as cardiopulmonary bypass operations, Extracorporeal Membrane Oxygenation, or ECMO, Dialysis and Cardiopulmonary bypass, pending regulatory approvals.

The INSPIRA ART100 System

The INSPIRA ART100System, described herein as the “INSPIRA ART100,” or the “ART100 system,” an advanced form of life support system better known by the medical industry as a cardiopulmonary bypass system, or “CPB,” is being designed for use for surgical procedures requiring cardiopulmonary bypass for 6 hours or less.

The INSPIRA ART100system is expected to be submitted to the U.S. Food and Drug Administration, or FDA, for 510k clearance, during the second half of 2023. The INSPIRA ART100is designed to be a new generation CPB, system with potential advantages to medical device design, including a large touchscreen and novel colorful graphical representation that increases the visibility and functionality of data displayed to the medical staff. The INSPIRA ART100system is being designed with a rapid style aerospace-grade aluminum structure to be both lightweight and highly durable and will be equipped with long battery life. The INSPIRA ART100system, designed as a CPB, shall be indicated for use for surgical procedures requiring cardiopulmonary bypass for 6 hours or less, was referred to previously as the ALICE, Liby or ECLS system.

We have a goal to set a new standard of care in various areas of patient care. As part of our strategy to reach these goals, and in parallel to pursuing regulatory approvals, we are actively working to establish collaborations with strategic partners and globally ranked health center to provide endorsement and clinical adoption for regional deployments of our respiratory support, heart-lung bypass, ECMO and blood monitoring products and technologies. We plan to target ICUs, general medical units, Operating theaters, emergency medical services and small urban and rural hospitals, with the goal of making our solutions more accessible to millions of patients.

Corporate Information

We are an Israeli corporation based in Ra’anana, Israel and were incorporated in Israel in 2018 under the name Clearx Medical Ltd. On April 10, 2018, our name was changed to Insense Medical Ltd. and on July 30, 2020, our name was changed to our current name, Inspira Technologies Oxy B.H.N. Ltd. Our principal executive offices are located at 2 Ha-Tidhar St., Ra’anana, 4366504 Israel. Our telephone number in Israel is 972 996 644 88. Our website address is www.inspira-technologies.com. The information contained on, or that can be accessed through, our website is not part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference. Our Ordinary Shares and IPO Warrants are listed on the Nasdaq Capital Market, or Nasdaq, under the symbols “IINN” and “IINNW,” respectively.

RISK FACTORS

Investing in our securities involves risks. Please carefully consider the risk factors described in our periodic reports filed with the SEC, including those set forth under the caption “Item 3. Key Information - D. Risk Factors” in our most recent Annual Report on Form 20-F for the year ended December 31, 2021, or the 2021 Annual Report, or any updates in our Reports on Form 6-K, which are incorporated by reference in this prospectus, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also impair our business operations. If any of these risks actually occur, our business, financial condition, operating results or cash flows could be materially adversely affected. This could cause the trading price of our securities to decline, and you may lose all or part of your investment. The discussion of risks includes or refers to forward-looking statements; you should read the explanation of the qualifications and limitations on such forward-looking statements discussed elsewhere in this prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains, and any accompanying prospectus supplement will contain, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the Private Securities Litigation Reform Act of 1995. Also, documents that we incorporate by reference into this prospectus, including documents that we subsequently file with the SEC, contain and will contain forward-looking statements. Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters. You can generally identify forward-looking statements as statements containing the words “may,” “will,” “could,” “should,” “expect,” “anticipate” “objective,” “goal,” “intend,” “estimate,” “believe,” “project,” “plan,” “assume” or other similar expressions, or negatives of those expressions, although not all forward-looking statements contain these identifying words. All statements contained or incorporated by reference in this prospectus and any prospectus supplement regarding our objectives, plans and strategies, statements that contain projections of results of operations or of financial condition, expected capital needs and expenses, statements relating to the research, development, completion and use of our products, and all statements (other than statements of historical facts) that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future.

You should not place undue reliance on our forward-looking statements because the matters they describe are subject to certain risks, uncertainties and assumptions, including in many cases decisions or actions by third parties, that are difficult to predict. Our forward-looking statements are based on the information currently available to us and speak only as of the date on the cover of this prospectus, the date of any prospectus supplement, or, in the case of forward-looking statements incorporated by reference, the date of the filing that includes the statement. Over time, our actual results, performance or achievements may differ from those expressed or implied by our forward-looking statements, and such difference might be significant and materially adverse to our security holders. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

We have identified some of the important factors that could cause future events to differ from our current expectations and they are described in this prospectus and supplements to this prospectus (if any) under the caption “Risk Factors,” “Use of Proceeds,” and elsewhere in this prospectus, as well as in our most recent Annual Report on Form 20-F, including without limitation under the captions “Risk Factors” and “Operating and Financial Review and Prospects,” and in other documents that we may file with the SEC, all of which you should review carefully. Please consider our forward-looking statements in light of those risks as you read this prospectus, the documents incorporated by reference herein, and any prospectus supplement.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of December 31, 2021.

You should read this table in conjunction with the section titled “Item 5. Operating and Financial Review and Prospects” and our financial statements and related notes included in our 2021 Annual Report on Form 20-F, incorporated by reference herein.

U.S. dollars in thousands	As of December 31, 2021

Cash and cash equivalents	23,749
Restricted cash	120
Financials liability at Fair Value	3,215
Shareholders’ equity (deficit):
Share capital and additional paid in capital	48,935
Foreign exchange reserve	210

Accumulated deficit	(28,791)
Total shareholders’ equity	20,354
Total capitalization	25,870

USE OF PROCEEDS

Unless otherwise indicated in an accompanying prospectus supplement, we intend to use the net proceeds from the sale of our securities in this offering for product integration, research and development, including human observational studies, system engineering and other regulatory approval process, business development and marketing activities and implementation of our go-to-market strategy, and working capital and general corporate purposes and next generation product development. However, we have no present binding commitments or agreements to enter into any acquisitions. The amounts and timing of our actual expenditures will depend upon numerous factors, including the progress of our development and commercialization efforts, whether or not we enter into strategic collaborations or partnerships, and our operating costs and expenditures. Accordingly, our management will have significant flexibility in applying the net proceeds of this offering. Pending application of the net proceeds for the purposes as described above, we may invest the net proceeds in short-term, interest-bearing securities, and U.S. government securities.

DESCRIPTION OF SECURITIES

The descriptions of the securities contained in this prospectus, together with the applicable prospectus supplements, summarize the material terms and provisions of the various types of securities that we may offer. We will describe in the applicable prospectus supplement relating to any securities the particular terms of the securities offered by that prospectus supplement. If we so indicate in the applicable prospectus supplement, the terms of the securities may differ from the terms we have summarized below.

We may sell from time to time, in one or more offerings, Ordinary Shares, warrants to purchase Ordinary Shares or units comprising a combination of Ordinary Shares and warrants.

In this prospectus, we refer to the Ordinary Shares and warrants to purchase Ordinary Shares and units that may be offered by us collectively as “securities.” The total dollar amount of all securities that we may issue under this prospectus will not exceed $50,000,000. The actual price per share of the shares that we will offer, or per security of the securities that we will offer, pursuant hereto will depend on a number of factors that may be relevant as of the time of offer.

This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.

DESCRIPTION OF WARRANTS

We may issue warrants independently or together with any other securities offered by any prospectus supplement and the warrants may be attached to or separate from those securities. We will evidence each series of warrants by warrant certificates that we may issue under a separate agreement or other evidence. Any series of warrants may be issued under a separate warrant agreement, which may be entered into between us and a warrant agent specified in an applicable prospectus supplement relating to a particular series of warrants. Any such warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency or trust with any of the holders of the warrants. We may also choose to act as our own warrant agent. We will set forth further terms of the warrants and any applicable warrant agreements in the applicable prospectus supplement relating to the issuance of any warrants, including, where applicable, the following:

●	the title of the warrants;

●	the aggregate number of the warrants;

●	exchange distributions and/or secondary distributions;

●	the number of securities purchasable upon exercise of the warrants;

●	the designation and terms of the securities, if any, with which the warrants are issued, and the number of the warrants issued with each such offered security;

●	the date, if any, on and after which the warrants and the related securities will be separately transferable;

●	the price at which, and form of consideration for which, each security purchasable upon exercise of the warrants may be purchased;

●	the date on which the right to exercise the warrants will commence and the date on which the right will expire;

●	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

●	the manner in which the warrants may be exercised, which may include by cashless exercise;

●	the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreement and the warrants;

●	the terms of any rights to redeem or call the warrants;

●	any provisions for changes to or adjustments in the exercise price or number of Ordinary Shares issuable upon exercise of the warrants;

●	information with respect to book-entry procedures, if any;

●	if applicable, a discussion of the material Cayman Island and U.S. income tax considerations applicable to the issuance or exercise of such warrants;

●	the anti-dilution and adjustment of share capital provisions of the warrants, if any;

●	the minimum or maximum amount of the warrants which may be exercised at any one time;

●	any circumstances that will cause the warrants to be deemed to be automatically exercised; and

●	any other material terms of the warrants.

DESCRIPTION OF UNITS

We may issue units comprised of one or more of the other securities that may be offered under this prospectus, in any combination. As specified in the applicable prospectus supplement, we may issue units consisting of our Ordinary Shares, warrants or any combination of such securities. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time, or at any time before a specified date. The applicable prospectus supplement will describe:

●	the terms of the units and of the Ordinary Shares and/or warrants comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

●	a description of the terms of any unit agreement governing the units or any arrangement with an agent that may act on our behalf in connection with the unit offering;

●	a description of the provisions for the payment, settlement, transfer or exchange of the units; and

●	any material provisions of the governing unit agreement that differ from those described above.

The description in the applicable prospectus supplement of any units we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable unit agreement, which will be filed with the SEC if we offer units. For more information on how you can obtain copies of the applicable unit agreement if we offer units, see “Where You Can Find Additional Information.”

PLAN OF DISTRIBUTION

We may sell the securities being offered hereby in one or more of the following methods from time to time:

●	a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this prospectus;

●	exchange distributions and/or secondary distributions;

●	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

●	to one or more underwriters for resale to the public or to investors;

●	through agents;

●	in an “at the market offering,” within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise;

●	directly to a purchaser pursuant to what is known as an “equity line of credit” as described below;

●	transactions not involving market makers or established trading markets, including direct sales or privately negotiated transactions; or

●	through a combination of these methods of sale.

●	The securities that we distribute by any of these methods may be sold, in one or more transactions, at:

●	a fixed price or prices, which may be changed;

●	market prices prevailing at the time of sale;

●	prices related to prevailing market prices; or

●	negotiated prices.

We will set forth in a prospectus supplement the terms of the offering of securities, including:

●	the name or names of any agents, dealers or underwriters;

●	the purchase price of the securities being offered and the proceeds we will receive from the sale;

●	any over-allotment options under which underwriters may purchase additional securities from us;

●	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

●	the public offering price;

●	any discounts or concessions allowed or re-allowed or paid to dealers; and

●	any securities exchanges or markets on which such securities may be listed.

If underwriters are used in the sale, they will acquire the securities for their own account and may resell the securities from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. We may offer the securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions, the underwriters will be obligated to purchase all of the securities offered by the prospectus supplement, other than securities covered by any over-allotment option. Any public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may change from time to time. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement, naming the underwriter, the nature of any such relationship.

We may sell securities directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of securities and we will describe any commissions we will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, our agent will act on a best-efforts basis for the period of its appointment.

We may also sell securities directly to one or more purchasers without using underwriters or agents.

Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify in the applicable prospectus supplement any underwriters, dealers or agents and will describe their compensation. We may have agreements with the underwriters, dealers and agents to indemnify them against specified civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with or perform services for us in the ordinary course of their businesses.

In connection with an offering, an underwriter may purchase and sell securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in the offering.

Accordingly, to cover these short sales positions or to otherwise stabilize or maintain the price of the securities, the underwriters may bid for or purchase securities in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if securities previously distributed in the offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. The impositions of a penalty bid may also affect the price of the securities to the extent that it discourages resale of the securities. The magnitude or effect of any stabilization or other transactions is uncertain. These transactions may be effected on The Nasdaq Capital Market or otherwise and, if commenced, may be discontinued at any time.

EXPENSES

We are paying all of the expenses of the registration of our securities under the Securities Act, including, to the extent applicable, registration and filing fees, printing fees and expenses, accounting fees and the legal fees of our counsel. We estimate these expenses to be approximately $292,223 which at the present time include the following categories of expenses:

SEC registration fee	$4,635
Placement Agent fee	$271,588
Printer fees and expenses	$1,000
Legal fees and expenses	$10,000
Accounting fees and expenses	$5,000
Total	$292,223

In addition, we anticipate incurring additional expenses in the future in connection with the offering of our securities pursuant to this prospectus. Any such additional expenses will be disclosed in a prospectus supplement.

LEGAL MATTERS

Certain legal matters concerning this offering will be passed upon for us by Sullivan & Worcester LLP, New York, New York. Certain legal matters with respect to the legality of the issuance of the securities offered by this prospectus and other legal matters concerning this offering relating to Israeli law will be passed upon for us by Sullivan & Worcester Tel Aviv (Har-Even & Co.), Tel Aviv, Israel.

EXPERTS

The financial statements as of December 31, 2021, and 2020 and for each of the three years in the period ended December 31, 2021, incorporated by reference into this prospectus and in the Registration Statement have been so included in reliance on the report of Ziv Haft, a member firm of BDO, an independent registered public accounting firm, incorporated herein by reference given on the authority of said firm as experts in auditing and accounting.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and information we file later with the SEC will automatically update and supersede this information. The information incorporated by reference is considered to be part of this prospectus and information we file later with the SEC will automatically update and supersede this information. The documents we are incorporating by reference as of their respective dates of filing are:

●	Our Annual Report on Form 20-F for the fiscal year ended December 31, 2021, filed with the SEC on March 31, 2022;

●	Our Reports on Form 6-K submitted on January 6, 2022, January 19, 2022 (with respect to the first five paragraphs and the section titled “Forward-Looking Statement Disclaimer” in the press release attached as Exhibit 99.1 to the Form 6-K), January 28, 2022 (with respect to the first two paragraphs and the section titled “Forward-Looking Statement Disclaimer” in the press release attached as Exhibit 99.1 to the Form 6-K), January 31, 2022 (with respect to the first four paragraphs and the section titled “Forward-Looking Statement Disclaimer” in the press release attached as Exhibit 99.1 to the Form 6-K), February 1, 2022, February 3, 2022 (with respect to the first four paragraphs and the section titled “Forward-Looking Statement Disclaimer” in the press release attached as Exhibit 99.1 to the Form 6-K), March 31, 2022; April 6, 2022 (with respect to the first two paragraphs and the section titled “Forward-Looking Statement Disclaimer” in the press release attached as Exhibit 99.1 to the Form 6-K), May 19, 2022 (with respect to the first paragraph and the sections titled “Highlights,” “Financial Results for the Three Months Ended March 31, 2022,” “Balance Sheet highlights,” “Forward-Looking Statement Disclaimer,” and the IFRS financial statements in the press release attached as Exhibit 99.1 to the Form 6-K), July 6, 2022; July 7, 2022 (with respect to the first six paragraphs and the section titled “Forward-Looking Statement Disclaimer” in the press release attached as Exhibit 99.1 to the Form 6-K), July 11, 2022 (with respect to the first five paragraphs and the section titled “Forward-Looking Statement Disclaimer” in the press release attached as Exhibit 99.1 to the Form 6-K), and August 10, 2022; and

●	The description of our securities contained in Exhibit 2.1 to our Annual Report on Form 20-F for the fiscal year ended December 31, 2021, filed with the SEC on March 31, 2022.

All subsequent annual reports filed by us pursuant to the Exchange Act on Form 20-F prior to the termination of the offering shall be deemed to be incorporated by reference to this prospectus and to be a part hereof from the date of filing of such documents. We may also incorporate part or all of any Form 6-K subsequently submitted by us to the SEC prior to the termination of the offering by identifying in such Forms 6-K that they, or certain parts of their contents, are being incorporated by reference herein, and any Forms 6-K so identified shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of submission of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede the information contained in this prospectus.

We will provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to us at: 2 Ha-Tidhar St., Ra’anana, 4366504 Israel, Tel: +972-996-64488; Attention: Chief Financial Officer.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are an Israeli company and are a “foreign private issuer” as defined in Rule 3b-4 under the Exchange Act. As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

In addition, we are not required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we file with the SEC, within 120 days after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm, and submit to the SEC, on a Form 6-K, unaudited quarterly financial information.

We maintain a corporate website at www.inspira-technologies.com. The SEC also maintains a web site that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov. Information contained on, or that can be accessed through, our website and other websites listed in this prospectus do not constitute a part of this prospectus. We have included these website addresses in this prospectus solely as inactive textual references.

This prospectus is part of a registration statement on Form F-3 filed by us with the SEC under the Securities Act. As permitted by the rules and regulations of the SEC, this prospectus does not contain all the information set forth in the registration statement and the exhibits thereto filed with the SEC. For further information with respect to us and the Ordinary Shares offered hereby, you should refer to the complete registration statement on Form F-3, which may be obtained from the locations described above. Statements contained in this prospectus or in any prospectus supplement about the contents of any contract or other document are not necessarily complete. If we have filed any contract or other document as an exhibit to the registration statement or any other document incorporated by reference in the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract or other document is qualified in its entirety by reference to the actual document.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and officers and the Israeli experts named in the registration statement of which this prospectus forms a part, a substantial majority of whom reside outside of the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and a substantial of our directors and officers are located outside of the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

We have been informed by our legal counsel in Israel, Sullivan & Worcester Tel Aviv (Har-Even & Co.), that it may be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws because Israel is not the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law.

Subject to specified time limitations and legal procedures, Israeli courts may enforce a U.S. judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that among other things:

●	the judgment is obtained after due process before a court of competent jurisdiction, according to the laws of the state in which the judgment is given and the rules of private international law currently prevailing in Israel;

●	the judgment is final and is not subject to any right of appeal;

●	the prevailing law of the foreign state in which the judgment was rendered allows for the enforcement of judgments of Israeli courts;

●	adequate service of process has been effected and the defendant has had a reasonable opportunity to be heard and to present his or her evidence;

●	the liabilities under the judgment are enforceable according to the laws of the State of Israel and the judgment and the enforcement of the civil liabilities set forth in the judgment is not contrary to the law or public policy in Israel nor likely to impair the security or sovereignty of Israel;

●	the judgment was not obtained by fraud and does not conflict with any other valid judgments in the same matter between the same parties;

●	an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the foreign court; and

●	the judgment is enforceable according to the laws of Israel and according to the law of the foreign state in which the relief was granted.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli CPI plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

1,375,000 Ordinary Shares

Pre-Funded Warrants to Purchase up to 1,656,250 Ordinary Shares

1,656,250 Ordinary Shares Underlying the Pre-Funded Warrants

Inspira Technologies Oxy B.H.N. Ltd.

PROSPECTUS

H.C. Wainwright & Co.

December 26, 2023